                                                                                                          Exhibit 12(a)

                             CNF TRANSPORTATION INC.
                COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                         Year Ended December 31,
                                                     1998            1997           1996           1995           1994
                                                                         (dollars in thousands)
Fixed Charges
  Interest expense                               $  32,627      $  39,553      $  39,766      $  33,407      $  27,065
  Capitalized interest                               2,342          2,077          2,092            731            793
  Dividend requirement on Series B
    Preferred Stock(1)                              12,133         12,377         12,645         12,419         12,475
Interest component of
  rental expense (2)                                40,750         35,607         28,521         29,210         28,776
Fixed Charges                                    $  87,852      $  89,614      $  83,024      $  75,767      $  69,109

Earnings:
  Income from continuing
    operations before taxes                      $ 250,411      $ 221,814      $ 147,132      $ 152,942      $ 165,129
  Fixed charges                                     87,852         89,614         83,024         75,767         69,109
  Capitalized interest                              (2,342)        (2,077)        (2,092)          (731)          (793)
  Preferred dividend requirements(3)               (12,133)       (12,377)       (12,645)       (12,419)       (12,475)
                                                 $ 323,788      $ 296,974      $ 215,419      $ 215,559      $ 220,970


   Ratio                                               3.7x           3.3x           2.6x           2.8x           3.2x

(1)  Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.
(2)  Estimate of the interest portion of lease payments.
(3)  Preferred stock dividend requirements included in combined fixed charges but not deducted in the determination of Income from Continuing Operations Before Income Taxes.
